Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated January 15, 2021, except as to Notes 1, 3, and 4, which are as of March 8, 2021 and Note 6, which is as of March 25, 2021, with respect to the financial statements of TPG Pace Solutions Corp., included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Fort Worth, Texas

June 1, 2022